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                                                                Exhibit 99.1




FOR IMMEDIATE RELEASE:
----------------------

INVESTOR CONTACT                                 MEDIA CONTACT
----------------                                 -------------
LORI ALEXANDER                                   MATTHEW COSSOLOTTO
PHONE: 561-805-8013                              PHONE: 914-245-9721
investor@adsx.com                                matthew@ovations.com


               APPLIED DIGITAL SOLUTIONS REPORTS 2002 YEAR END
                              FINANCIAL RESULTS

NET OPERATING LOSS DECREASES SIGNIFICANTLY COMPARED TO 2001

PALM BEACH, FL - APRIL 1, 2003 - APPLIED DIGITAL SOLUTIONS, INC. (THE "COMPANY") (NASDAQ: ADSX), an advanced technology development company, today released financial results for the year ended December 31, 2002. Included in the results was an asset impairment charge of $69.4 million. The 2002 asset impairment charge arose primarily from application of SFAS No. 142, Goodwill and Other Intangible Assets, adopted by the Company on January 1, 2002, which requires that goodwill and certain intangibles no longer be amortized but instead tested for impairment at least annually by applying fair value tests. An evaluation of Digital Angel Corporation's (AMEX: DOC) Wireless and Monitoring and Medical Systems reporting units indicated that $31.5 million and $30.7 million of goodwill, respectively, was impaired as of December 31, 2002. The Company is the beneficial owner of approximately 73.91% (19.6 million shares) of the outstanding Digital Angel Corporation shares.

Revenue from continuing operations in 2002 amounted to $99.6 million, a 36% decrease from the $156.3 million recorded in 2001. For the three-month period ended December 31, 2002, revenues from continuing operations of $21.6 million represented a decrease of 22% compared with the $27.7 million for the same three-month period in 2001.

For 2002, the Company incurred a loss from continuing operations of $113.9 million, or $0.42 per share, compared to a loss from continuing operations of $198.1 million, or $1.23 per share for 2001. For the three-months ended December 31, 2002, the Company reported a loss from continuing operations of $64.0 million, or $0.23 per share, compared to a loss from continuing operations of $48.0 million, or $0.18 per share for the three-months ended December 31, 2001.

ABOUT APPLIED DIGITAL SOLUTIONS, INC.
Applied Digital Solutions is an advanced technology development company that focuses on a range of life-enhancing, personal safeguard technologies, early warning alert systems, miniaturized power sources and security monitoring systems combined with the comprehensive data management services required to support them. Through its Advanced Technology Group, the Company specializes in security-related data collection, value-added data intelligence and complex data delivery systems for a wide variety of end users including commercial operations, government agencies and consumers. Applied Digital Solutions is the beneficial owner of a majority position in Digital Angel Corporation (AMEX: DOC). For more information, visit the Company's website at http://www.adsx.com.

Statements about the Company's future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time, and the Company's actual results could differ materially from expected results. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

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